EXHIBIT 10.14
Loan Agreement No:
Guarantor Name:MAGELLAN GROUP INVESTMENTS, LLC

Amount of Pledged Collateral: $2,200,000.00
LOAN GUARANTEE, PAYMENT AND SECURITY AGREEMENT
     This Agreement (the “Agreement”) is made as of June 1, 2007 (the “Effective Date”), by and between BIOHEART, INC., a Florida corporation (the “Company”), and MAGELLAN GROUP INVESTMENTS, LLC, a Florida limited liability company (the “Guarantor”).
WITNESSETH:
     WHEREAS, the Company expects to obtain a term loan (the “Loan”), in the principal amount of $5,000,000, from Bank of America, N.A. (the “Bank”) pursuant to a certain loan agreement between the Company and the Bank (the “Loan Agreement”) and related promissory note (the “Note”);
     WHEREAS, as a condition precedent to the Bank’s making the Loan and as security for the Company’s obligations relating thereto, the Guarantor will pledge and assign to the Bank (the “Pledge”) and grant to the Bank a first-priority security interest in, a $2,200,000 certificate of deposit with Bank (the “Pledged CD”);
     WHEREAS, subject to the closing of the Loan and in accordance with the terms of this Agreement, Guarantor has agreed to make payments to the Company equal to 40% (the “Guaranteed Percentage”) of the interest and principal payable by the Company to the Bank in connection with the Loan, which amounts shall be used by the Company solely to pay interest and principal on the Loan;
     WHEREAS, as consideration for the Guarantor’s agreement to make the payments described above and to grant, in favor of the Bank, the Pledge, the Company has agreed, upon the terms and conditions set forth herein, to (i) issue the Guarantor a warrant or warrants to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), and (ii) pay certain fees to the Guarantor.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Company and the Guarantor agree as follows:
1.	CONSIDERATION.
     1.1 PLEDGE DOCUMENTS AND PAYMENTS FOR THE BENEFIT OF THE COMPANY.
     In consideration of the Company’s issuance of the Warrant (as defined in Section 1.2 below) and payment of the Guarantee Fee (as defined in Section 1.2 below), the Guarantor hereby agrees that it shall:

          (a) At Closing (as defined in Section 2.1 below), execute and deliver, in favor of the Bank, whatever documentation (such documentation, the “Pledge Documents”) the Bank reasonably requires in connection with the Pledge.
          (b) During the period commencing on the Effective Date and terminating on the date that the Company’s payment obligations under the Loan are satisfied and/or discharged in full, at least ten (10) business days prior to the due date for any payment of interest (“Interest Payment”) or payment of principal (“Principal Payment”) or other payment required to be made by the Company to the Bank under the Loan, pay the Company an amount equal to the product obtained by multiplying (x) the total amount of the payment then due and (y) the Guaranteed Percentage (each such payment, a “Guarantor Payment”); provided, that the first $100,000 of Interest Payments shall be made in cash and provided further, that the aggregate amount of Guarantor Payments shall not exceed $2,300,000. The Guarantor may, at its option, elect to make Guarantor Payments (other than the first $100,000 of Interest Payments) by drawing, or authorizing the Bank to draw, on the Pledged CD.
          (c) The Company shall apply the Guarantor Payment towards an Interest Payment, Principal Payment or other payment due in connection with the Loan, and shall either notify the Guarantor in writing of the due date for any such payment, or shall promptly forward to the Guarantor any correspondence received by the Company from the Bank regarding the amount and due date of such Interest Payment, Principal Payment or other payment (as applicable). All payments hereunder shall be made to the Aggregation Account (as defined in the Loan Agreement).
          (d) The Guarantor hereby authorizes the Company to notify the Bank in the event that the Guarantor fails to make a Guarantor Payment when due.
     1.2 ISSUANCE OF WARRANTS AND PAYMENT OF MONTHLY FEES
     In consideration of the Guarantor’s issuing the Pledge in favor of the Bank the Company hereby agrees that it shall:
          (a) At Closing (as defined in Section 2.1 below), issue to the Guarantor a warrant to purchase an aggregate of 115,720 shares (the “Subject Shares”) of the Common Stock (i.e. a warrant to purchase 57,860 shares for each $1,100,000 principal amount of Loan secured under the Pledge), with an exercise price of $4.75 per share, in the form attached hereto as Exhibit A (the “Warrant”). The Warrant will provide that the number of Subject Shares will increase to 132,000 shares of the Common Stock in the event the Company has not satisfied and/or discharged all of its payment obligations under the Loan (the “Loan Satisfaction”) by September 30, 2007. The Warrant will further provide that the number of Subject Shares will increase to 165,000, 220,000 and 300,000, respectively, in the event the Company has not satisfied and/or discharged all of its material payment obligations under this Agreement by the first anniversary, second anniversary and third anniversary of the Effective Date, respectively.
          (b) Pay the Guarantor a cash fee (the “Guarantee Fee”) in the amount determined by multiplying $2,200,000 by 5.0% and multiplying the resulting amount by a fraction, the numerator of which is the number of days elapsed between the date hereof and the earlier of (i) the date of the Loan Satisfaction and (ii) the date that is eight months following the Effective Date (or such later date to which the maturity date of the Note may be extended), and the denominator of which is 365. The Company shall pay the Guarantee Fee within five (5) business days of the Trigger Date (as defined below). For purposes of this Agreement, the “Trigger Date” shall mean the earlier to occur of: (i) the closing date of an initial public offering of the Company’s Common Stock generating at least $30 million of net proceeds to the Company occurring on or before January 31, 2008 (a “Qualified Offering”); and (ii) the date the Company satisfies and/or discharges all of its payment obligations (a “BlueCrest Loan Satisfaction”)

under that certain Loan and Security Agreement, dated as of May 31, 2007 by and between the Company and BlueCrest Capital Finance, L.P. (the “BlueCrest Loan”).
          (c) If on or before the first business day of the 36th first full calendar month after the date of the BlueCrest Loan (the “Outside Payment Date”) as of such date, the Company has not effectuated a BlueCrest Loan Satisfaction or a Qualified Offering:
               (A) the Company shall use its best efforts to effectuate a BlueCrest Loan Satisfaction as soon as possible following the Outside Payment Date; and
               (B) the Company shall pay the Guarantee Fee no later than five (5) business days following a BlueCrest Loan Satisfaction.
2.	THE CLOSING.
     2.1. CLOSING DATE. The parties agree to effect the transactions contemplated hereby (the “Closing”) contemporaneously with the execution of this Agreement, which Closing shall be contemporaneous with the closing of the Loan.
     2.2 CLOSING DELIVERABLES.
          (a) At the Closing, the Company shall deliver or cause to be delivered to the Guarantor:
               (i) an executed copy of this Agreement; and
               (ii) an executed copy of the Warrant.
          (b) At the Closing, the Guarantor shall deliver or cause to be delivered to the Company an executed copy of this Agreement.
          (c) At the Closing, the Guarantor shall deliver to the Bank duly executed copies of the Pledge Documents.
3.	RESTRICTIONS ON TRANSFER OF THE WARRANT
     No transfer of all or any portion of the Warrant shall be made except in accordance with the applicable provisions of the Warrant.
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     The Company hereby represents, warrants and covenants to the Guarantor and agrees as follows:
     4.1. CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company’s business, properties, or financial condition (a “Material Adverse Effect”). The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Warrant and the agreements related to the Loan and to carry out and perform its obligations hereunder and thereunder. The Company has all requisite corporate power and authority to issue and deliver the shares of Common Stock issuable upon valid exercise of the Warrant.

     4.2 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by the Company. All corporate action on the part of the Company and its shareholders, directors and officers necessary for the authorization, execution and delivery of this Agreement, the execution of the agreements related to the Loan, the issuance of the Warrant and the shares of Common Stock issuable upon conversion of the Warrant, the consummation of the other transactions contemplated hereby and the performance of all the Company’s obligations hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the limitations imposed by applicable federal or state securities laws on the indemnification provisions contained in this Agreement. The shares of Common Stock issuable upon exercise of the Warrant have been duly authorized (the “Warrant Shares”). When the Warrant Shares have been delivered against payment in accordance with the terms of the Warrant, such Conversion Shares will have been, validly issued, fully paid and nonassessable.
     4.3. GOVERNMENTAL CONSENTS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale and issuance of the Warrant have been obtained and will be effective at the Closing, except for notices required or permitted to be filed thereafter with certain state and federal securities commissions, which notices shall be filed on a timely basis.
     4.4. OFFERING. Assuming the accuracy of the representations and warranties of the Guarantor contained in Section 5 below, the offer, sale and issuance of the Warrant is exempt from the registration and prospectus delivery requirements of the Securities Act and has been registered or qualified (or is exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.
     4.5. CAPITALIZATION. The authorized capital of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of March 31, 2007, 20,948,994 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.
     4.5 USE OF PROCEEDS FROM GUARANTOR PAYMENTS. The Company shall use the proceeds of any Guarantor Payment solely to pay amounts due or payable under the Loan.
     4.6 LITIGATION. Except as referenced on Exhibit 3(d) to the Loan Agreement, there is no proceeding involving Company pending or, to the knowledge of Company, threatened before any court or governmental authority, agency or arbitration authority.
     4.7 NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Company and no provision of any existing agreement (including, without limitation, the Loan Agreement or the Senior Loan Agreement [as defined in the Loan Agreement]), mortgage, indenture or contract binding on Company or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement.
     4.8 OWNERSHIP OF ASSETS. Company has good title to its assets, and its assets are free and clear of liens, except for the security interest of BlueCrest (as defined in the Loan Agreement). For purposes of this Section 4.8, a sublicense of any of the Company’s intellectual property is not deemed to be a “lien”.

     4.9 TAXES. All taxes and assessments due and payable by Company have been paid or are being contested in good faith by appropriate proceedings and the Company has filed all tax returns which it is required to file.
     4.10 FINANCIAL STATEMENTS. The financial statements of Company heretofore delivered to Guarantor have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Company’s financial condition as of the date or dates thereof, and there has been no material adverse change in Company’s financial condition or operations since the date of the financial statements. All factual information furnished by Company to Guarantor in connection with this Agreement is and will be accurate on the date as of which such information is delivered to Guarantor.
     4.11 ENVIRONMENTAL. The conduct of Company’s business operations and the condition of Company’s property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials (as defined in the Loan Agreement).
     4.12 AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of the Company to Guarantor hereunder, the Company will, unless Guarantor consents otherwise in writing:
          (a) Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required, and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.
          (b) Adverse Conditions or Events. Promptly advise Guarantor in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect the Guarantor’s rights under this Agreement or the Warrant, (ii) any litigation in excess of $500,000 is filed by or against Company or (iii) any event that has occurred that would constitute an event of default under the Loan Agreement.
          (c) Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to, taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.
     4.13 NEGATIVE COVENANTS. Until full payment and performance of all obligations of the Company to Guarantor hereunder, the Company will not, unless Guarantor consents otherwise in writing:
          (a) Transfer of Assets. Sell, lease, assign or otherwise dispose of or transfer any assets for less than reasonably equivalent value, except in the normal course of its business.
          (b) Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

          (c) Incur Obligations. Incur any obligations or take any action that could reasonably be expected to, or have the effect of, causing the Company not to satisfy its obligations under Section 8 of this Agreement.
5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGOR.
     The Guarantor hereby represents and warrants to the Company and agrees as follows:
     5.1 RELIANCE. The Guarantor understands that the Company has relied on the information and representations with respect to the Guarantor set forth in this Section 5 in determining, among other things, whether an investment in the Warrant is suitable for the Guarantor, and the Guarantor represents and warrants that all such information is true and correct as of the date hereof.
     5.2 POWER AND AUTHORITY. The Guarantor has all requisite power and authority to execute and deliver this Agreement and the Pledge Documents and to carry out and perform its obligations hereunder and thereunder.
     5.3 EXPERIENCE. The Guarantor is an “accredited investor” within the meaning of Regulation D under the Securities Act and such Guarantor has no ability to acquire the Warrant Shares until a date that is the sooner of (i) at least six (6) months after the Company’s proposed initial public offering, and (ii) at least one year after the date the Warrants are issued.
     5.4. INFORMATION AND SOPHISTICATION. The Guarantor has received all the information it has requested from the Company that it considers necessary or appropriate for deciding whether to acquire the Warrant. The Guarantor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Warrant and to obtain any additional information necessary to verify the accuracy of the information given to the Guarantor. The Guarantor further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of the investment in the Warrant and the Warrant Shares (collectively, the “Securities”).
     5.5 DUE DILIGENCE. The Guarantor has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection with its determination to enter into this Agreement. The Guarantor has made its own decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and, except for the representations and warranties expressly set forth herein, is not relying upon any information, representation or warranty by the Company or any agent of the Company in determining to enter into this Agreement.
     5.6. ABILITY TO BEAR ECONOMIC RISK. The Guarantor acknowledges that investment in the Securities involves a high degree of risk. The Guarantor is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment. Neither the Securities and Exchange Commission nor any state securities commission has approved any of the Securities or passed upon or endorsed the merits of the offering of the Securities by the Company.
     5.7 The Guarantor hereby acknowledges that:
IN THE EVENT THAT SALES OF THE SECURITIES OFFERED HEREBY ARE MADE TO FIVE (5) OR MORE PERSONS IN FLORIDA, ALL PURCHASERS IN FLORIDA HAVE THE RIGHT TO VOID THE SALE OF THE SECURITIES OFFERED HEREBY WITHIN THREE (3) DAYS AFTER

THE PAYMENT OF THE PURCHASE PRICE IS MADE TO THE COMPANY, AN AGENT OF THE COMPANY, OR AN ESCROW AGENT, OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER. PAYMENTS FOR TERMINATED SUBSCRIPTIONS VOIDED BY PURCHASERS AS PROVIDED FOR IN THIS PARAGRAPH WILL BE PROMPTLY REFUNDED WITHOUT INTEREST.
6.	REIMBURSEMENT OF PAYMENTS IN CONNECTION WITH PLEDGE DOCUMENTS AND THIS AGREEMENT.
     (a) The Company hereby agrees to (i) pay to the Guarantor all reasonable and documented costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Guarantor in connection with (x) the Guarantor’s review, negotiation, drafting and/or execution of this Agreement and all other documents relating to this Agreement, the Loan and the BlueCrest Loan (the “Initial Expenses”), and (y) the Bank’s taking any action against the Guarantor to enforce the Bank’s rights under the Pledge Documents (together with the Initial Expenses, the “Expenses”) and (ii) repay to the Guarantor the Guarantor Payments. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall not be required to reimburse the Guarantor for Expenses that the Guarantor would not have incurred but for the Guarantor’s failure to satisfy the terms and conditions of this Agreement or the Pledge Documents.
     (b) Each payment to be made by the Company hereunder shall be due within thirty (30) days of the receipt by the Company of a request for reimbursement from Guarantor; provided, however, that if the date of any reimbursement request occurs prior to the Trigger Date, such payment shall be made within thirty (30) days after the Trigger Date or on the same date the Company is required to pay the Guarantee Fee in accordance with Section 1.2(c) hereof, whichever occurs first. Notwithstanding the foregoing, the Company shall reimburse the Guarantor for the Initial Expenses within ten (10) business days of the Closing.
     (c) All payments payable by the Company hereunder shall be made in immediately available funds to an account that the Guarantor shall designate from time to time in writing to the Company. Payments due shall be made with interest thereon from (i) in the case of Expenses for which the Guarantor submits a request for reimbursement (the “Expense Reimbursement Request”) within ten (10) days of the date such Expense was incurred or expended, the date the Guarantor incurred or expended such Expense, (ii) in the case of Expenses for which the Guarantor submits an Expense Reimbursement Request more than ten (10) days following the date such Expense was incurred or expended, the date the Expense Reimbursement Request is received by the Company, or (iii) in the case of the Guarantor Payments, the date that the Guarantor made such payment, until, in each case, payment thereof by the Company, at the Rate (as defined in the Note) in effect from time to time during the period interest is accruing plus 5%; provided, that, no interest shall be due or payable in connection with the Initial Expenses.
     (d) The Company shall make the payments specified above even if there is a dispute about whether the Bank is or was entitled to take any action to enforce its rights under the Pledge Documents. Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall the Company be liable to Guarantor for any special, indirect or consequential damages incurred by Guarantor.
7.	DEFAULT; REMEDIES UPON DEFAULT.
     (a) The failure by the Guarantor to pay or perform any material obligation hereunder

(including, without limitation, the failure to make a Guarantor Payment when due) which failure is not cured within two (2) business days of the Guarantor’s receipt of written notice from the Company of such failure shall constitute a default hereunder. Upon any such default by the Guarantor, the following shall occur immediately and automatically: (i) the Warrant shall be cancelled, (ii) the Company’s obligations to pay the Guarantee Fee shall be terminated; and (iii) the Company’s obligations under Section 6 to reimburse the Guarantor for Expenses shall be terminated. Notwithstanding anything to the contrary in this Agreement, (x) the Guarantor shall indemnify, defend and hold the Company harmless from and against all expenses and losses (including, without limitation, reasonable attorneys fees and court costs) incurred as a result of the Guarantor’s failure to make the Guarantor Payments of this Agreement; and (y) to the extent not otherwise satisfied by the Guarantor under clause (x) of this Section 7(a), the Guarantor shall remain liable to the Company to perform its obligations hereunder, including the obligation to Pledge the Pledged CD and, provided such obligation has not been terminated in accordance with Section 7(b) below, make the Guarantor Payments; provided, however, (z) in no event shall the Guarantor be liable to the Company for (A) any special, indirect or consequential damages; or (B) an amount in excess of $2.3 million (the “Damages Cap”); provided, however, that if the Bank liquidates all or any portion of the Pledged CD, the amount liquidated by the Bank shall reduce the Damages Cap on a dollar for dollar basis.
     (b) The failure by the Company to pay or perform any material obligation hereunder (including, without limitation, a breach of its obligations under Section 8 below) shall constitute a default hereunder if the same has not been cured within three days after receipt of notice thereof from the Guarantor. Upon any such default by the Company, the Guarantor’s obligations to pay the Guarantor Payments shall be terminated. Notwithstanding anything to the contrary in this Agreement, the Company shall indemnify, defend and hold the Guarantor harmless from and against all losses (including, without limitation, reasonable attorneys fees and court costs) incurred by the Guarantor as a result of the Company’s failure to comply with its obligations hereunder, subject, however, to the cure period provided above.
8.	REPAYMENT ELECTION.
     (a) Subject to this Section 8, in the event the Company does not close an initial public offering of the Company’s Common Stock generating at least $30 million of net proceeds to the Company by August 13, 2007, the Guarantor, by providing written notice to the Company (the “Repayment Election Notice”) at any time between August 13, 2007 and October 15, 2007, may compel the Company to effectuate (i) a BlueCrest Loan Satisfaction or (ii) a BlueCrest Loan Satisfaction and a Loan Satisfaction. Within two (2) days of the Company’s receipt of the Repayment Election Notice, the Company shall provide notice (the “Other Guarantor Notice”) to Mr. Bruce Carson, Dr. William Murphy, Mr. and Mrs. Howard J. Leonhardt and R&A Spencer Family Limited Partnership (collectively, the “Other Guarantors”) of the Company’s receipt of the Repayment Election Notice.
     (b) In anticipation of its receipt of a Repayment Election Notice, the Company may seek to, but is not required to, locate Eligible Substitute Guarantors (as defined below) desiring to provide collateral to secure the Loan in substitution of the Pledged CD. For purposes of this Agreement, an “Eligible Substitute Guarantor” is a natural person or entity that:
          (i) is an “Accredited Investor”;
          (ii) is acceptable to the Bank, in the Bank’s sole discretion;
          (iii) agrees to provide collateral to secure the Loan, which collateral is acceptable to the Bank in the Bank’s sole discretion (“Substitute Collateral”);

          (iv) agrees to enter into a subordination agreement with BlueCrest Capital Finance, L.P., which subordination agreement is acceptable to BlueCrest Capital Finance, L.P. in its sole discretion;
          (v) agrees to enter into a loan guarantee, payment and security agreement with the Company on terms and conditions acceptable to the Company (“Substitute Loan Guarantee Agreements”); and
          (vi) agrees to be bound by that certain Indemnification Agreement, dated as of the date hereof, by and among the Guarantor and the Other Guarantors.
     (c) In the event that, within two (2) days of the date of the Company’s receipt of the Repayment Election Notice (the “Substitution Period”), (i) the Company enters into fully executed Substitute Loan Guarantee Agreements with one or more Eligible Substitute Guarantors agreeing to provide Substitute Collateral in the amount equal to the amount of the Pledged CD (the “Requisite Substitution Agreements”) and (ii) the Bank returns the Pledged CD to the Guarantor, then the Company shall have no obligation to effectuate a BlueCrest Loan Satisfaction or a BlueCrest Loan Satisfaction and Loan Satisfaction, as applicable, in accordance with Section 8(a).
     (d) Unless, within the Substitution Period, the Company enters into the Requisite Substitution Agreements and (ii) the Bank returns the Pledged CD to the Guarantor, the Company shall effectuate a BlueCrest Loan Satisfaction or a BlueCrest Loan Satisfaction and Loan Satisfaction (as specified in the Repayment Election Notice) by the end of the Substitution Period.
     (e) In the event that, in accordance with the Repayment Election Notice, (i) the Company effectuates a BlueCrest Loan Satisfaction but not a Loan Satisfaction and (ii) the Company enters into the Requisite Substitution Agreements:
          (i) the amount of the Guarantee Fee payable by the Company under this Agreement shall be determined by multiplying $2,200,000 by 5.0% and multiplying the resulting amount by a fraction, the numerator of which is the number of days elapsed between the date hereof and the date of the Pledged CD is returned to the Guarantor, and the denominator of which is 365; and
          (ii) the Guarantor shall have no obligation to make any Guarantor Payments due after the end of the Substitution Period.
     (f) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that (i) the Company’s obligations under this Section 8 are a material inducement for Guarantor to enter into this Agreement and provide the Bank with the Pledged CD and but for the Company’s agreements under this Section 8, Guarantor would not have entered into this Agreement or provided the Bank with the Pledged CD; and (ii) that irreparable damage would occur to Guarantor in the event the provisions of this Section 8 are not performed in accordance with their specific terms by the Company or are otherwise breached by the Company. Accordingly, it is agreed that Guarantor shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 8 and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.
     (g) In the event that, during the period commencing on the Effective Date and ending on August 13, 2007, the Company closes an initial public offering of the Company’s Common Stock generating at least $30 million of net proceeds to the Company, the Company shall effectuate a Loan Satisfaction within fifteen (15) business days of the closing of such offering.

9.	MISCELLANEOUS.
     9.1. BINDING AGREEMENT; NON-ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement is not assignable without the express written consent of both parties, which consent may be withheld for any reason. Notwithstanding anything to the contrary contained in this Agreement, the Guarantor shall have the right to assign this Agreement and its rights hereunder to Howard and Brenda Leonhardt in the event the provisions of the third sentence of Section 5 of the Continuing Guaranty, dated the date hereof, from Mr. and Mrs. Leonhardt to the Guarantor, become operative. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly otherwise provided in this Agreement. If the Guarantor secures the consent of a third party to indemnify it for certain costs and expenses it may incur hereunder or in connection with the Pledge Documents, the Guarantor agrees that is shall provide the Company notice of such agreement, including the contact information of the subject third party.
     9.2. TERMINOLOGY. The parties agree and acknowledge that the term “Guarantor” is used in this Agreement for convenience only and that the Guarantor’s obligations to the Company in respect of the Loan arise under this Agreement and under the Pledge Documents.
     9.3. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Florida, irrespective of any contrary result otherwise required under the conflict or choice of law rules of Florida.
     9.4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     9.5. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     9.6. NOTICES. Any notice required or permitted under this Agreement must be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, postage prepaid, if to the Company, addressed to William H. Kline, Chief Financial Officer, Bioheart, Inc. 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325, with a copy to David E. Wells, Esq., Hunton & Williams, LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131, or to the Guarantor at Magellan Group Investments, LLC, 701 Park of Commerce Blvd., Suite 100, Boca Raton, Florida 33496, with a copy to David E. Paseltiner, Esq., Jaspan Schlesinger Hoffman LLP, 300 Garden City Plaza, Garden City, New York 11530 or at such other address as a party may designate by ten days’ advance written notice to the other party.
     9.7. MODIFICATION; WAIVER. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Guarantor.
     9.8. FURTHER ASSURANCES. The parties shall take such further actions, and execute, deliver and file such documents, as may be necessary or appropriate to effectuate the intent of this Agreement.

     9.9. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection; and (g) “$” means the currency of the United States.
     9.10. ENTIRE AGREEMENT. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party will be liable or bound to the other in any manner by any representations, warranties, covenants and agreements other than those specifically set forth herein.
     9.11 VENUE. The parties irrevocably submit to the exclusive jurisdiction of the courts of State of Florida located in Broward County and federal courts of the United States for the Southern District of Florida in respect of the interpretation and of the provisions of this Agreement and in respect of the transactions contemplated hereby.
     9.12 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.
     9.13 ATTORNEYS’ FEES. In the event of any litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOHEART, INC.
By:	/s/
	Name:	William H. Kline
	Title:	Chief Financial Officer

MAGELLAN GROUP INVESTMENTS, LLC
By:	/s/
Name:
Title: